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                                                                    EXHIBIT 5.1

           [LETTERHEAD OF ARNALL GOLDEN & GREGORY, LLP APPEARS HERE]


                               February   , 1998


CryoLife
1655 Roberts Boulevard, N.W.
Kennesaw, Georgia 30144

        Re:  Registration Statement on Form S-3 (Registration No. 333-     )
             ---------------------------------------------------------------

Gentlemen:

        This opinion is rendered in connection with the proposed issue and sale by CryoLife, Inc., a Florida corporation (the "Company"), and certain selling shareholders of the Company ("Selling Shareholders"), of up to 2,875,000 shares (including an over-allotment for up to 375,000 shares) of the Company's Common stock, $.01 par value (the "Shares"), upon the terms and conditions set forth in Registration Statement on Form S-3 (the "Registration Statement") bearing file
number 333-     filed by the Company with the Securities and Exchange Commission
           -----
under the Securities Act of 1933, as amended. We have acted as counsel for the Company and the Selling Shareholders in connection with the issuance and sale of up to 2,638,000 Shares (including the over-allotment) by the Company (the "Company's Shares") and the sale of up to 237,000 Shares by the Selling Shareholders (the "Selling Shareholders' Shares").

        In rendering the opinion contained herein, we have relied in part upon examination of the Company's corporate records, documents, certificates and other instruments and an examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, we are of the opinion that (1) the Company's Shares have been duly and validly authorized and, when sold in the manner contemplated by the underwriting agreement (the "Underwriting Agreement") filed as an exhibit to the Registration Statement, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, the Company's Shares will be legally issued, fully paid and nonassessable; and (2) upon receipt of payment therefor as provided in the Underwriting Agreement, the Selling Shareholders' Shares will be legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement (and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, at or before 10:00 p.m. EST on the date such Registration Statement becomes effective) and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                       Sincerely,

                                       ARNALL GOLDEN & GREGORY, LLP